Fusion Announces Closing of Birch Acquisition

Transaction Financed through New $680 Million Senior Credit Facilities

NEW YORK, NY -- May 7, 2018 -- Fusion (NASDAQ: FSNN), a leading provider of cloud services, announced today that on May 4, 2018, it closed its previously-announced acquisition of the Cloud and Business Services business of Birch Communications Holdings, Inc. (“Birch”). The acquisition was completed through a merger of a wholly-owned subsidiary of Fusion with and into Birch. The total enterprise value of this transaction was approximately $600 million, consisting of approximately 50 million shares of Fusion common stock and the refinancing of $444 million of Birch indebtedness.

Highlights
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Creates an industry-leading cloud and business services company with more than $500 million in pro forma annual revenue
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Excludes Birch’s legacy consumer and single-line business customers, which have lower profitability and average revenue per customer (ARPU) as well as higher churn rates
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Empowers Fusion to expand and accelerate its highly differentiated single-source strategy across a much larger platform and customer base consisting of more than 150,000 businesses
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Adds considerable sales and distribution resources, for a total of approximately 75 direct, indirect and inside sales professionals and more than 800 active distribution partners
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Capitalizes on Fusion’s robust intellectual property, go-to-market strategy, and brand awareness developed over the last several years as the Single Source for the Cloud
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Combines both companies’ network infrastructure assets into one of the largest North American, 100% IP-based networks that is low cost and highly scalable, with approximately 31,000 route miles of fiber
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Brings to Fusion a talented employee base of technology professionals, bound by a common vision for the future, a culture of innovation and a commitment to service excellence

The Birch acquisition was financed through borrowings under Fusion’s new $680 million Senior Secured Credit Facilities (the “Facilities”), which closed on May 4, 2018. The Facilities include $640 million in term loans and a $40 million revolving credit facility, which is currently undrawn. Including the revolving credit facility, the Facilities bear interest at a weighted-average rate of LIBOR plus 7.56%. Excluding the revolving credit facility, the Facilities bear interest at a weighted-average rate of 7.72%.

Additionally, Fusion announced today that its shares of common stock were approved for listing on The Nasdaq Global Market, effective with the open of the market on May 7, 2018. Fusion’s common stock continues to trade under its existing trading symbol "FSNN.” The structure of the transaction triggered a new listing application requirement according to Nasdaq’s rules, which includes a minimum bid price of $4.00 per share. In connection with the new listing, Fusion announced that it has effected a 1-for-1.50 reverse split of its common stock for stockholders of record as of the open of business on May 4, 2018. The reverse split goes into effect today.

Fusion further announced that on May 4, 2018, it completed the planned divestiture of all of its interests in its Carrier Services business. As a result, Fusion’s sole focus is on the Cloud and Business Services market.

Matthew Rosen, Fusion’s Chairman and CEO, said, “Today marks the beginning of an exciting new era for Fusion, as we now move forward to realize the tremendous potential of the combined company. In bringing the two businesses together, we have created a market-leading Cloud Services company that is positioned for further growth, both organically and through additional strategic acquisitions. We are confident that Fusion can create significant, long-term value for shareholders by extending our proven strategy as the single source for the cloud across our greatly expanded platform and customer base and leveraging our substantially greater scale and resources.

“Our new financing likewise represents another major step toward Fusion’s goal of becoming the industry’s leading single-source cloud services provider,” Mr. Rosen continued. “We appreciate the support we received from Goldman Sachs, Morgan Stanley and MUFG as joint lead arrangers, as well as previous lenders to Fusion and Birch who participated in this financing along with a number of new lenders.”

About Fusion

Fusion, a leading provider of integrated cloud solutions to small, medium and large businesses, is the industry's single source for the cloud. Fusion's advanced, proprietary cloud service platform enables the integration of leading edge solutions in the cloud, including cloud communications, contact center, cloud connectivity and cloud computing. Fusion's innovative, yet proven cloud solutions lower our customers' cost of ownership, and deliver new levels of security, flexibility, scalability and speed of deployment. For more information, please visit www.fusionconnect.com.

Fusion Contact
Brian Coyne
212-201-2404
bcoyne@fusionconnect.com

Investor Relations
Chris Tyson
MZ North America
(949) 491-8235
FSNN@mzgroup.us

“Single Source for the Cloud” is a registered trademark of Fusion.

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